                                                                   EXHIBIT 11.1


                           AMERICA SERVICE GROUP INC.


                                                    QUARTER ENDED
                                                       MARCH 31,

                                                 1999            1998
                                                 ----            ----
Net income                                    $   480,000      $1,462,000
Preferred stock dividends                       1,989,000           --
                                              -----------      ----------

Numerator for basic earnings
   per share - net income (loss) available
   to common share holders                    $(1,509,000)     $1,462,000
                                              ===========      ==========

Denominator for basic earnings per
   share - weighted average shares              3,575,000       3,530,000

Effect of dilutive securities                       --             61,000
                                              -----------      ----------
Weighted average common shares
   outstanding - diluted                        3,575,000       3,591,000
                                              ===========      ==========

Basic earnings (loss) per share               $     (0.42)      $    0.41
                                              ===========       ==========
Diluted earnings (loss) per share             $     (0.42)      $    0.41
                                              ===========       ==========